EX 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 4, 2022, with respect to the consolidated financial statements included in the Annual Report of UiPath, Inc. on Form 10-K for the year ended January 31, 2022. We hereby consent to the incorporation by reference of said report in the Registration Statements of UiPath, Inc. on Forms S-8 (No. 333-255420 and 333-256943).

/s/ GRANT THORNTON LLP

New York, New York
April 4, 2022